EXHIBIT 99.3

AFFYMETRIX, INC. ANNOUNCES REPURCHASE OF
5% CONVERTIBLE SUBORDINATED NOTES DUE 2006

Santa Clara, California – December 10, 2003 – Affymetrix, Inc. (NASDAQ: AFFX) announced today that it has given notice that it will redeem the company’s 5% Convertible Subordinated Notes Due 2006 (the “5% Notes”). The date of redemption is January 9, 2004. Each 5% Note will be redeemed for cash at a redemption price of 101.67% of their principal amount, plus accrued and unpaid interest to (but not including) January 9, 2004. Currently, there is approximately $102 million principal amount of 5% Notes outstanding.

All statements in this press release that are not historical are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act as amended, including statements regarding Affymetrix’ “expectations,” “beliefs,” “hopes,” “intentions,” “strategies” or the like. Such statements are subject to risks and Affymetrix uncertainties that could cause actual results to differ materially for Affymetrix from those projected, including, but not limited to, risks of the Company’s ability to achieve and sustain higher levels of revenue, higher gross margins, reduced operating expenses, uncertainties relating to technological approaches, product development, manufacturing, market acceptance, personnel retention, uncertainties related to cost and pricing of Affymetrix products, dependence on collaborative partners, uncertainties relating to sole source suppliers, uncertainties relating to FDA and other regulatory approvals, competition, risks relating to intellectual property of others and the uncertainties of patent protection and litigation. These and other risk factors are discussed in Affymetrix’ Form 10-K for the year ended December 31, 2002 and other SEC reports, including its Quarterly Reports on Form 10-Q for subsequent quarterly periods. Affymetrix expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Affymetrix’ expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based.